Exhibit 99.1


     COMPETITIVE TECHNOLOGIES ENTERS INTO $5.0 MILLION FINANCING COMMITMENT

     Proceeds to Help Fund Pain Management Medical Device Commercialization

Fairfield, CT (July 25, 2008) - Competitive Technologies, Inc. (Amex: CTT), announced today that it has entered into a $5.0 million common stock purchase agreement with Fusion Capital Fund II, LLC, a Chicago-based institutional investor. Fusion Capital has been an investor in CTT since February 2004 and has previously funded the company $5.0 million. CTT may sell up to $5.0 million of its common stock to Fusion Capital from time to time over a 24-month period after the Securities and Exchange Commission has declared effective a registration statement related to the transaction.

In July 2007, CTT announced that it had acquired exclusive distribution rights to a pain management therapy device for the non-invasive treatment of high-intensity oncologic and neuropathic pain resistant to morphine and other drugs. A portion of the proceeds from the transaction with Fusion Capital will be used to help commercialize and market this technology. CTT changed its business model from its usual royalty arrangement to one of shared profits of manufacturing and distribution for this breakthrough technology, capturing significantly greater market value for CTT than by licensing the device. The technology has Medical Device CE certification for European sales, and a filed application for FDA 510(k) medical device authorization for US sales, that together may lead to historically high levels of cash flow for CTT.

Under the agreement, CTT has the right to sell shares of its common stock to Fusion Capital from time to time in amounts between $50,000 and $1.0 million, depending on certain conditions, up to $5.0 million in the aggregate. The purchase price of the shares will be based on the prevailing market prices of CTT's shares at the time of sales without any fixed discount, and CTT will control the timing and amount of any sales of shares to Fusion Capital. There are no negative covenants, restrictions on future financings, penalties or liquidated damages in the agreement. A more detailed description of the agreement is set forth in CTT's current report on Form 8-K filed today with the SEC, which should be reviewed carefully with this press release.

"CTT plans to selectively use this financing commitment to fund targeted marketing and sales development of our technologies with high profit potential, including our pain management technology," said John B. Nano, CTT's Chairman, President and CEO. "The added financial resources provide CTT with greater flexibility to implement our market focused business commercialization. We continue to market and build a technology portfolio that exploits the opportunities of the paradigm shift resulting from record high costs of both healthcare and energy. CTT is very pleased to again work with Fusion Capital."

About Fusion Capital II, LLC

Fusion Capital Fund II, LLC is an institutional investor based in Chicago, Illinois with a fundamental investment approach. Fusion Capital invests in a wide range of companies and industries emphasizing life sciences, cleantech, energy and technology companies. Its investments range from special situation financing to long-term strategic capital.

About Competitive Technologies, Inc.

Competitive Technologies, established in 1968, is a full service technology transfer and licensing provider focused on the technology needs of its customers and transforming those requirements into commercially viable solutions. CTT is a global leader in identifying, developing and commercializing innovative technologies in life, electronic, nano, and physical sciences developed by universities, companies and inventors. CTT maximizes the value of intellectual assets for the benefit of its customers, clients and shareholders. Visit CTT's website: www.competitivetech.net


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Statements made about our future expectations are forward-looking statements and subject to risks and uncertainties as described in our most recent Annual Report on Form 10-K for the year ended July 31, 2007, filed with the SEC on October 29, 2007, and other filings with the SEC, and are subject to change at any time. Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.

Direct inquiries to:    Johnnie D. Johnson, IR Services, LLC
                        Tel: 860 434 2465  E-mail: jdjohnson@corpirservices.com